                                                                                        Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE
April 22, 2008

CONTACT: Chadwick J. Byrd
(509)	568 - 7800

Ambassadors Group Reports Results for the First Quarter of 2008

Spokane, WA – April 22, 2008

Ambassadors Group, Inc. (NASDAQ:EPAX), (“Company”) a leading provider of educational travel experiences, announced today a $0.29 loss per share for the quarter ended March 31, 2008, compared to a $0.25 loss per share for the first quarter of 2007.

“The first quarter of our fiscal year represents the low side of our revenue cycle, so, as expected, we incurred a loss for the quarter. Although the loss was slightly higher than Q1 2007, we are pleased to be reporting an increased number of travelers in the quarter, especially given the current economic environment,” said Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc.

“We are focused on preparing for our two largest travel quarters of the year, the second and third quarters, as well as retaining those delegates that have already enrolled but not yet traveled. In addition, we are continuing to improve our marketing plans for 2008 and 2009. Our travel programs provide international educational opportunities to a wide range of students and professionals through hands-on cultural experiences, behind-the-scenes access to people and places, and a range of outdoor adventures. These combine to create life-changing educational experiences for students, and our student ambassadors and their parents continue to see great value in our programs.

“We were generally on track with our business plan in the first quarter, although we were disappointed with our gross margin ratio this quarter. The primary driver behind our reduced margin was a cruise program to Antarctica in which we committed to more berths than we could successfully sell, although the program has worked well for us in prior years. At the same time, the gross margins on our core programs held steady year over year. We are also continuing our expense management drive, reducing our staffing levels an additional 5% since the beginning of the year through natural attrition.

“Regarding capital deployment, we continued our efforts to reward shareowners through our dividend and share repurchase programs. In the first quarter, we returned $6 million to shareowners, roughly $3.8 million through share repurchases and $2.2 million through dividends.”

Quarter Ended March 31, 2008

During the first quarter of 2008, we traveled 3,365 delegates compared to approximately 3,000 delegates in the first quarter of 2007. Gross program receipts increased 14 percent quarter over quarter, to $8.9 million from $7.8 million in the comparable quarter of 2007. Gross margin increased to $3.5 million in the first quarter of 2008 compared to $3.4 million the first quarter of 2007. Gross margin as a percent of gross program receipts for the first quarter of 2008 was 39 percent compared to 44 percent in the first quarter of 2007, a decrease primarily attributable to costs on one of our professional Antarctica programs delivered in the quarter and the mix of programs compared to the prior year.

Operating expenses were $12.4 million in the first quarter of 2008 compared to $12.0 million in the first quarter of 2007, an increase of 3 percent. Our operating loss was $8.9 million for the first quarter of 2008, compared to $8.5 million for the first quarter of 2007.

We realized other income of $0.9 million in the first quarter of 2008, compared to $1.1 million in the first quarter of 2007. Other income consists primarily of interest income generated by cash, cash equivalents and available-for-sale securities.

Balance Sheet and Cash Flow

Total assets decreased 5 percent to $175.3 million at March 31, 2008 from $184.0 million at March 31, 2007. Cash, cash equivalents and available-for-sale securities were $115.6 million, 66 percent of total assets, at March 31, 2008. Participant deposits decreased 19 percent to $103.9 million, while our deployable cash (see definition on page 4 below) increased $8.2 million to $27.1 million from $18.9 million.

Cash provided by operations during the first quarter of 2008 decreased $4.3 million to $38.0 million, in comparison to $42.4 million for the first quarter of 2007. This decrease resulted primarily from the net effect of $6.5 million of decreased participant funds received, less $3.0 million increased deposits for future programs paid during the first quarter of 2008 in comparison to the first quarter of 2007. Cash used in investing activities decreased $1.3 million to $7.3 million from $8.5 million in the corresponding periods primarily due to purchases toward our new headquarters during the first quarter of 2007.

Cash used in financing activities decreased to $6.0 million from $36.8 million, primarily as a result of a one-time common stock block repurchase during the first quarter 2007 that did not recur during the same quarter 2008. During the first quarter of 2008 the company deployed $3.8 million in common stock repurchases. In addition, dividends paid to shareowners during the comparable quarters were $2.2 million in both 2008 and 2007.

Outlook

The company also announced that as of April 15, 2008, its net enrolled participants for 2008 travel programs were 45,388, compared to 56,443 participants as of the same date last year for its 2007 programs. Net enrollments consist of all participants who have enrolled in the company’s programs less those that have already withdrawn. The company believes the 20 percent decrease in net enrollments for its 2008 programs will negatively impact its 2008 earnings; however, the company expects to be profitable and to generate positive cash flow in 2008.

The following table summarizes our statements of operations for the quarters ended March 31, 2008 and 2007 (in thousands, except per share amounts).
	UNAUDITED
	Quarter ended March 31,
	2008	2007
Gross program receipts	$8,890	$7,817

Gross margin	$3,470	$3,437

Operating expenses:
Selling and marketing	9,364	9,238
General and administrative	3,018	2,747
Total operating expenses	12,382	11,985

Operating loss	(8,912)	(8,548)
Other income, net	903	1,110
Loss before income tax	(8,009)	(7,438)
Income tax benefit	2,535	2,454
Net loss	$(5,474)	$(4,984)

Loss per share – basic and diluted	$(0.29)	$(0.25)

Weighted average shares outstanding – basic and diluted	18,955	19,624

Gross program receipts reflect total payments received by us for directly delivered and non-directly delivered programs. Gross program receipts less program pass-through expenses for non-directly delivered programs and cost of sales for directly delivered programs constitute our gross margins. For non-directly delivered programs, we do not actively deliver the operations of each program. For directly delivered programs, however, we organize and operate all activities including speakers, facilitators, events, accommodations and transportation.

Our operations are organized to provide services to students, professionals and athletes through multiple itineraries within four educational and cultural program types. These programs have been aggregated as a single operating and reporting segment based on the similarity of their economic characteristics as well as services provided.

The following summarizes our balance sheets as of March 31, 2008 and 2007, and December 31, 2007 (in thousands):

	UNAUDITED
	March 31,		December 31,
	2008	2007	2007
Assets
Cash and cash equivalents	$42,093	$33,863	$17,281
Available-for-sale securities	73,474	101,131	67,713
Foreign currency exchange contracts	6,932	2,943	3,461
Prepaid program costs and expenses	20,626	23,781	3,624
Accounts receivable and other	2,801	3,464	641
Total current assets	145,926	165,182	92,720
Property and equipment, net	27,654	17,129	27,454
Deferred income tax	1,472	1,472	1,338
Other assets	276	174	192
Total assets	$175,328	$183,957	$121,704

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$4,997	$10,023	$5,287
Other liabilities	—	1,316	—
Participants’ deposits	103,913	128,309	42,723
Deferred tax liability	2,299	877	1,096
Current portion of long-term capital lease	149	191	187
Total current liabilities	111,358	140,716	49,293
Capital lease, long term	—	143	11
Total liabilities	111,358	140,859	49,304
Stockholders’ equity	63,970	43,098	72,400
Total liabilities and stockholders’ equity	$175,328	$183,957	$121,704

The following summarizes our statements of cash flows for the quarters ended March 31, 2008 and 2007 (in thousands):
	UNAUDITED
	Quarter ended March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(5,474)	$(4,984)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	809	377
Deferred income tax benefit	(239)	—
Stock-based compensation	523	480
Excess tax benefit from stock-based compensation	(19)	(614)
Gain on sale of assets	(31)	—
Change in assets and liabilities:
Accounts receivable and other, net	(2,163)	(2,785)
Prepaid program costs and expenses	(17,002)	(19,995)
Accounts payable and accrued expenses	451	2,234
Participants’ deposits	61,190	67,658
Net cash provided by operating activities	38,045	42,371
Cash flows from investing activities:
Net change in available-for-sale securities	(5,495)	(4,753)
Net purchase of property and equipment and other	(1,781)	(3,777)
Net cash used in investing activities	(7,276)	(8,530)
Cash flows from financing activities:
Dividend payment to shareholders	(2,199)	(2,228)
Repurchase of common stock	(3,771)	(35,621)
Proceeds from exercise of stock options	43	526
Excess tax benefit from stock-based compensation	19	614
Capital lease payments and other	(49)	(53)
Net cash used in financing activities	(5,957)	(36,762)
Net increase (decrease) in cash and cash equivalents	24,812	(2,921)
Cash and cash equivalents, beginning of period	17,281	36,784
Cash and cash equivalents, end of period	$42,093	$33,863

Deployable cash is a non-GAAP liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, available for sale securities, and prepaid program costs and expenses less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes), participant deposits and the current portion of long-term capital lease. We believe this non-GAAP measure is useful to investors in understanding the cash available to deploy for future business opportunities. The following summarizes our deployable cash as of March 31, 2008 and 2007, and December 31, 2007 (in thousands):

	UNAUDITED
	March 31,		December 31,
	2008	2007	2007
Cash, cash equivalents and available-for-sale securities	$115,567	$134,994	$84,994
Prepaid program cost and expenses	20,626	23,781	3,624
Less: Participants’ deposits	(103,913)	(128,309)	(42,723)
Less: Accounts payable / accruals / other liabilities	(5,146)	(11,530)	(5,474)
Deployable cash	$27,134	$18,936	$40,421

Quarterly Conference Call and Webcast

The company will host a conference call to discuss first quarter 2008 results of operations on Wednesday, April 23, 2008 at 8:30 a.m. Pacific Time. The company invites interested parties to join the conference call by dialing (888) 713-4215 then entering the passcode "38820442". For international calls, dial (617) 213-4867. The conference call may also be joined via the Internet at www.AmbassadorsGroup.com/EPAX. For replay access, parties may visit the www.AmbassadorsGroup.com/EPAX website or dial (888) 286-8010 with the pass code 73926007. Replay access will be available beginning April 23, 2008 at 10:30 a.m. Pacific Time through June 22, 2008. Post-view web cast access will be available following the conference call through July 1, 2008.

Business overview

Ambassadors Group, Inc. is a leading educational travel organization that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide the opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. Our professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. We are headquartered in Spokane, Washington, with associates also in Washington, D.C. In this press release, “Company,” “we,” “us,” and “our” refer to Ambassadors Group, Inc.

Forward-Looking Statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10K filed March 6, 2008 and proxy statement filed April 8, 2008.